Dice Holdings, Inc. Reports Fourth Quarter and Full Year 2011 Results

•	Revenues increased 25% year-over-year in the fourth quarter to $47.4 million

•	Net income grew 82% year-over-year to $10.5 million in the fourth quarter, resulting in earnings per diluted share of $0.15, an increase of 88% year-over-year

•	Adjusted EBITDA grew 30% year-over-year in the fourth quarter to $22.0 million or 46% of revenues (see “Notes Regarding the Use of Non-GAAP Financial Measures”)

•	Deferred Revenue totaled nearly $61 million at year end, an increase of 24% from December 31, 2010

•	Company repurchased approximately 1.4 million shares of its common stock at an average of $8.17 per share in the fourth quarter

New York, New York, February 2, 2012 - Dice Holdings, Inc. (NYSE: DHX), a leading provider of specialized career websites for professional communities, today reported financial results for the quarter and year ended December 31, 2011.
Fourth Quarter Operating Results
Revenues for the quarter ended December 31, 2011 totaled $47.4 million, an increase of 25% from $37.9 million in the comparable quarter of 2010. Each of our online brands saw double digit revenue growth year-over-year, led by Dice.com at 26% year-over-year and the Energy segment at 56% year-over-year. In January 2012, the Company completed the combination of WorldwideWorker and Rigzone into one - Rigzone - creating a global service with strong reach in each of the major energy producing regions of the world.
Operating income increased 54% year-over-year to $16.7 million in the fourth quarter of 2011, while the Company continues to invest in product development and marketing.

Net income for the quarter ended December 31, 2011 grew 82% to $10.5 million from the $5.7 million earned in the comparable quarter of 2010.

Diluted earnings per share increased 88% year-over-year to $0.15 for the fourth quarter of 2011, as compared to diluted earnings per share of $0.08 in the comparable quarter a year ago.

Net cash provided by operating activities for the quarter ended December 31, 2011 was $9.0 million, as compared to $12.4 million in the comparable quarter of 2010. Included in the 2011 period was a $4.7 million use of cash related to the portion of the Rigzone earn-out payment that exceeded the Company's initial estimate of deferred purchase price at the time of acquisition.
Adjusted EBITDA for the quarter ended December 31, 2011 increased 30% to $22.0 million or 46% of revenues, as compared with $17.0 million or 45% of revenues for the comparable quarter of 2010. See “Notes Regarding the Use of Non-GAAP Financial Measures."

 Operating Segment Results
For the quarter ended December 31, 2011, Tech & Clearance segment revenues increased 25% year-over-year to $31.1 million or 66% of Dice Holdings' consolidated revenues. Growth was driven by a 16% increase in the average number of recruitment package customers served at Dice.com to 8,300, as well as a 10% increase in the average monthly revenue those customers generated. In addition, revenues from ClearanceJobs.com increased 18% year-over-year.
The Finance segment accounted for 24% of Dice Holdings' consolidated revenues in the fourth quarter of 2011. eFinancialCareers revenues for the fourth quarter of 2011 increased 15% year-over-year to $11.1 million.
In the fourth quarter of 2011, the Energy segment represented 9% of consolidated revenues. The energy segment grew 56% year-over-year to contribute $4.2 million in revenues in the quarter ended December 31, 2011, reflecting an increase in the number of customers utilizing Rigzone's career center.

Other segment revenues increased 24% to $0.9 million for the quarter ended December 31, 2011 from the comparable 2010 period. The Other segment includes AllHealthcareJobs and Targeted Job Fairs.

Full Year Operating Results
Revenues for the year ended December 31, 2011 increased 39% to $179.1 million, as compared to $129.0 million in the same period in 2010. Recruitment activity at Dice.com and eFinancialCareers improved as compared to the same period a year ago. In addition, the energy segment contributed revenues of $15.6 million for the year ended December 31, 2011, driven in part by the acquisitions of Rigzone (August 11, 2010) and WorldwideWorker (May 6, 2010). Currency translation from pound sterling to U.S. dollars favorably impacted revenues for the year ended December 31, 2011 by $1.4 million from the comparable 2010 period.
By segment, Tech & Clearance revenues increased 30% to $115.0 million for the year ended December 31, 2011. In the same period, the Finance segment contributed revenues of $45.0 million, an increase of 33% (or 29% measured in pound sterling). The Energy segment contributed $15.6 million and Other segment revenues increased 35% to $3.5 million. On a pro forma basis, Energy segment revenues would have increased 53% year-over-year had Rigzone and WorldwideWorker been owned for the entire 2010 year.
Net income for the year ended December 31, 2011 increased 80% to $34.1 million, as compared to $18.9 million in the year ended December 31, 2010. Diluted earnings per share were $0.49 for the year ended December 31, 2011, as compared to diluted earnings per share of $0.28 in the previous year.
For the year ended December 31, 2011, net cash provided by operating activities increased 37% to $64.5 million, as compared with $47.1 million for the same period last year. Adjusted EBITDA for the year ended December 31, 2011 increased 49% to $77.6 million, compared with $52.1 million for the same period in 2010. See “Notes Regarding the Use of Non-GAAP Financial Measures.”

Balance Sheet
Deferred revenue at December 31, 2011 was $60.9 million compared to $59.4 million at September 30, 2011 and $49.2 million at December 31, 2010.
Net Cash, defined as cash and cash equivalents and investments less total debt, was $45.2 million at December 31, 2011, consisting of cash and cash equivalents and investments of $60.2 million minus total debt of $15.0 million. This compares to a Net Cash balance of $58.5 million at September 30, 2011, consisting of cash and cash equivalents and investments of $74.5 million minus total debt of $16.0 million. See “Notes Regarding the Use of Non-GAAP Financial Measures.”
The Company purchased 1,423,612 shares of its common stock on the open market at an average cost of $8.17 per share, for a total of approximately $11.6 million during the fourth quarter of 2011.

Management Comments
Scot Melland, Chairman, President and Chief Executive Officer, said, “The fourth quarter caps a terrific year for the company. Every single brand in our online portfolio - from Dice to AllHealthcareJobs - eclipsed previous annual revenue records. It's clear the efficiency in our services, combined with our specialty focus, continues to be highly valued by hiring managers and recruiters." Mr. Melland added, "We are excited about 2012 and expect to grow even in a more uncertain recruiting environment. Our strategic priorities are unchanged: expand the number of customers using our services, capitalize on the global opportunity in our energy vertical and serve more markets around the world."

Mike Durney, Senior Vice President, Finance and Chief Financial Officer, commented, “Our record financial performance was aided by our distinct advantage - efficient recruiting of highly skilled professionals. This results in consistently high-levels of profitability and free cash flow - which topped $60 million this year. We've repurchased over 2 million shares of stock since the initiation of the program in the fall." Mr. Durney added, "We will continue to focus on profitable growth making prudent investments to optimize our opportunities."

Business Outlook
The Company is providing a current, point-in-time view of estimated financial performance based on what it sees as of February 2, 2012 for the quarter ending March 31, 2012 and the year ending December 31, 2012. The Company's actual performance will vary based on a number of factors including those that are outlined in our Annual Report on Form 10-K for the year ended December 31, 2010, in the sections entitled “Risk Factors,” “Forward-Looking Statements” and “Management's Discussion and Analysis of Financial Condition and Results of Operations” and our Quarterly Reports on Form 10-Q.

	Quarter ending March 31, 2012	Year ending December 31, 2012
Revenues	$46.0 mm	$197 mm
Year/Year Increase in Revenues	15%	10%

Estimated Contribution by Segment
Tech & Clearance	67%	67%
Finance	21%	20%
Energy	10%	11%
Other	2%	2%

Adjusted EBITDA	$16.5 mm	$80 mm

Depreciation and amortization	$3.5 mm	$12.0 mm
Non-cash stock compensation expense	$1.5 mm	$ 5.5 mm
Interest expense, net	$0.3 mm	$ 1.2 mm
Income taxes	$4.1 mm	$22.7 mm

Net income	$7.1 mm	$38.6 mm

Adjusted EBITDA Margin	36%	41%

Fully diluted share count	68 mm	68 mm

Conference Call Information
The Company will host a conference call to discuss fourth quarter and full year 2011 results today at 8:30 a.m. Eastern Time.  Hosting the call will be Scot W. Melland, Chairman, President and Chief Executive Officer, and Michael P. Durney, Senior Vice President, Finance and Chief Financial Officer.
The conference call can be accessed live over the phone by dialing 866-713-8566 or for international callers by dialing 617-597-5325; the passcode is 25972998. A replay will be available two hours after the call and can be accessed by dialing 888-286-8010 or 617-801-6888 for international callers; the replay passcode is 57640947. The replay will be available until February 9, 2012.

The call will also be webcast live from the Company's website at www.diceholdingsinc.com under the Investor Relations section.
Investor & Media Contact:
Jennifer Bewley
Vice-President, Investor Relations & Corporate Communications
Dice Holdings, Inc.
212-448-4181
IR@dice.com

About Dice Holdings, Inc.
Dice Holdings, Inc. (NYSE: DHX) is a leading provider of specialized career websites for professional communities, including technology and engineering, financial services, energy, healthcare, and security clearance. Our mission is to help our customers source and hire the most qualified professionals in select and highly skilled occupations, and to help those professionals find the best job opportunities in their respective fields and further their careers. For more than 21 years, we have built our company by providing our customers with quick and easy access to high-quality, unique professional communities and offering those communities access to highly relevant career opportunities and information. Today, we serve multiple markets primarily in North America, Europe, the Middle East, Asia and Australia.

Notes Regarding the Use of Non-GAAP Financial Measures

Dice Holdings, Inc. (the “Company”) has provided certain non-GAAP financial information as additional information for its operating results. These measures are not in accordance with, or an alternative for, generally accepted accounting principles in the United States ("GAAP") and may be different from non-GAAP measures reported by other companies. The Company believes that its presentation of non-GAAP measures, such as adjusted earnings before interest, taxes, depreciation, amortization, non-cash stock based compensation expense, and other non-recurring income or expense (“Adjusted EBITDA”), free cash flow, net cash and net debt, provides useful information to management and investors regarding certain financial and business trends relating to its financial condition and results of operations. In addition, the Company's management uses these measures for reviewing the financial results of the Company and for budgeting and planning purposes.
Adjusted EBITDA
Adjusted EBITDA is a metric used by management to measure operating performance. Management uses Adjusted EBITDA as a performance measure for internal monitoring and planning, including preparation of annual budgets, analyzing investment decisions and evaluating profitability and performance comparisons between us and our competitors. The Company also uses this measure to calculate amounts of performance based compensation under the senior management incentive bonus program. Adjusted EBITDA, as defined in our Credit Agreement, represents net income (loss) plus (to the extent deducted in calculating such net income (loss)) interest expense, income tax expense, depreciation and amortization, non-cash stock option expenses, losses resulting from certain dispositions outside the ordinary course of business, certain writeoffs in connection with indebtedness, impairment charges with respect to long-lived assets, expenses incurred in connection with an equity offering, extraordinary or non-recurring non-cash expenses or losses, transaction costs in connection with the Credit Agreement up to $250,000, deferred revenues written off in connection with acquisition purchase accounting adjustments, writeoff of non-cash stock compensation expense, and business interruption insurance proceeds, minus (to the extent included in calculating such net income (loss)) non-cash income or gains, interest income, and any income or gain resulting from certain dispositions outside the ordinary course of business.
We consider Adjusted EBITDA, as defined above, to be an important indicator to investors because it provides information related to our ability to provide cash flows to meet future debt service, capital expenditures and working capital requirements and to fund future growth as well as to monitor compliance with financial covenants. We present Adjusted EBITDA as a supplemental performance measure because we believe that this measure provides our board of directors, management and investors with additional information to measure our performance, provide comparisons from period to period and company to company by excluding potential differences caused by variations in capital structures (affecting interest expense) and tax positions (such as the impact on periods or companies of changes in effective tax rates or net operating losses), and to estimate our value.
We present Adjusted EBITDA because covenants in our Credit Agreement contain ratios based on this measure. Our Credit Agreement is material to us because it is one of our primary sources of liquidity. If our Adjusted EBITDA were to decline below certain levels, covenants in our Credit Agreement that are based on Adjusted EBITDA may be violated and could cause a default and acceleration of payment obligations under our Credit Agreement.

Adjusted EBITDA is not a measurement of our financial performance under GAAP and should not be considered as an alternative to net income, operating income or any other performance measures derived in accordance with GAAP or as an alternative to cash flow from operating activities as a measure of our profitability or liquidity.

Free Cash Flow
We define free cash flow as net cash provided by operating activities adding back the portion of payment of Rigzone acquisition contingency included in operating activities on the cash flows statement minus capital expenditures. We believe free cash flow is an important non-GAAP measure as it provides useful cash flow information regarding our ability to service, incur or pay down indebtedness or repurchase our common stock. We use free cash flow as a measure to reflect cash available to service our debt as well as to fund our expenditures. A limitation of using free cash flow versus the GAAP measure of net cash provided by operating activities is that free cash flow does not represent the total increase or decrease in the cash balance from operations for the period since it excludes cash used for capital expenditures during the period.
Net Cash/Net Debt
Net Cash is defined as cash and cash equivalents and investments less total debt. Net Debt is defined as total debt less cash and cash equivalents and investments. We consider Net Cash and Net Debt to be important measures of liquidity and indicators of our ability to meet ongoing obligations. We also use Net Cash and Net Debt, among other measures, in evaluating our choices for capital deployment. Net Cash and Net Debt presented herein are non-GAAP measures and may not be comparable to similarly titled measures used by other companies.

Forward-Looking Statements
This press release contains forward-looking statements. You should not place undue reliance on those statements because they are subject to numerous uncertainties and factors relating to our operations and business environment, all of which are difficult to predict and many of which are beyond our control. Forward-looking statements include information concerning our possible or assumed future results of operations, including descriptions of our business strategy. These statements often include words such as “may,” “will,” “should,” “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate” or similar expressions, including without limitation statements under the heading “Management's Discussion and Analysis of Financial Condition and Results of Operations.” These statements are based on assumptions that we have made in light of our experience in the industry as well as our perceptions of historical trends, current conditions, expected future developments and other factors we believe are appropriate under the circumstances. Although we believe that these forward-looking statements are based on reasonable assumptions, you should be aware that many factors could affect our actual financial results or results of operations and could cause actual results to differ materially from those in the forward-looking statements. These factors include, but are not limited to, competition from existing and future competitors in the highly competitive developing market in which we operate, failure to adapt our business model to keep pace with rapid changes in the recruiting and career services business, failure to maintain and develop our reputation and brand recognition, failure to increase or maintain the number of customers who purchase recruitment packages, cyclicality or downturns in the economy or industries we serve, the failure to attract qualified professionals to our websites or grow the number of qualified professionals who use our websites, the failure to successfully identify or integrate acquisitions, U.S. and foreign government regulation of the Internet and taxation, our ability to borrow funds under our revolving credit facility or refinance our indebtedness and restrictions on our current and future operations under our credit facility. These factors and others are discussed in more detail in the Company's filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the fiscal year ended December 31, 2010, under the headings “Risk Factors,” “Forward-Looking Statements” and “Management's Discussion and Analysis of Financial Condition and Results of Operations” and our Quarterly Reports on Form 10-Q, all of which are available on the Investor Relations page of our website at www.diceholdingsinc.com.
You should keep in mind that any forward-looking statement made by us herein, or elsewhere, speaks only as of the date on which we make it. New risks and uncertainties come up from time to time, and it is impossible for us to predict these events or how they may affect us. We have no obligation to update any forward-looking statements after the date hereof, except as required by federal securities laws.

DICE HOLDINGS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(in thousands except per share amounts)

	For the three months ended December 31,		For the year ended December 31,
	2011	2010	2011	2010

Revenues	$47,356	$37,889	$179,130	$128,997

Operating expenses:
Cost of revenues	3,408	2,600	13,024	9,573
Product development	2,846	2,132	10,316	6,747
Sales and marketing	14,465	11,696	59,111	44,183
General and administrative	5,977	6,129	23,804	20,736
Depreciation	1,325	1,040	4,739	4,122
Amortization of intangible assets	2,658	2,913	10,062	11,431
Change in acquisition related contingencies	(29)	528	3,127	47
Total operating expenses	30,650	27,038	124,183	96,839
Operating income	16,706	10,851	54,947	32,158
Interest expense	(327)	(569)	(1,446)	(3,376)
Deferred financing cost write-off	—	—	—	(1,388)
Interest income	20	24	112	112
Gain from interest rate hedges	—	—	—	216
Other expense	(124)	(4)	(124)	(4)
Income before income taxes	16,275	10,302	53,489	27,718
Income tax expense	5,815	4,558	19,389	8,819
Net income	$10,460	$5,744	$34,100	$18,899

Basic earnings per share	$0.16	$0.09	$0.52	$0.30
Diluted earnings per share	$0.15	$0.08	$0.49	$0.28

Weighted average basic shares outstanding	65,219	63,479	65,809	62,665
Weighted average diluted shares outstanding	68,382	68,904	70,053	67,926

DICE HOLDINGS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(in thousands)

	For the three months ended December 31,			For the year ended December 31,
	2011	2010		2011	2010
Cash flows from operating activities:
Net income	$10,460	$5,744		$34,100	$18,899
Adjustments to reconcile net income to net cash flows from operating activities:
Depreciation	1,325	1,040		4,739	4,122
Amortization of intangible assets	2,658	2,913		10,062	11,431
Deferred income taxes	1,371	295		(474)	(2,026)
Amortization of deferred financing costs	115	114		461	676
Write-off of deferred financing costs	—	—		—	1,388
Share based compensation	1,290	896		4,676	3,589
Change in acquisition related contingencies	(29)	528		3,127	47
Change in accrual for unrecognized tax benefits	25	118		(525)	(1,384)
Changes in operating assets and liabilities:
Accounts receivable	(3,947)	(3,800)		(3,730)	(3,904)
Prepaid expenses and other assets	337	402		(557)	(76)
Accounts payable and accrued expenses	369	1,188		176	4,372
Income taxes receivable/payable	(1,939)	(1,472)		5,290	(2,041)
Deferred revenue	1,484	4,642		11,672	12,582
Payments to reduce interest rate hedge agreements	—	—		—	(333)
Payment of Rigzone acquisition contingency	(4,660)	—		(4,660)	—
Other, net	127	(192)		137	(274)
Net cash flows from operating activities	8,986	12,416		64,494	47,068
Cash flows from investing activities:
Purchases of fixed assets	(2,457)	(1,212)		(7,776)	(4,626)
Purchases of investments	—	—		(4,988)	(2,442)
Maturities and sales of investments	—	1,325		2,150	4,436
Payments for acquisitions, net of cash acquired	—	—		—	(43,796)
Net cash flows from investing activities	(2,457)	113	2	(10,614)	(46,428)
Cash flows from financing activities:
Payments on long-term debt	(1,000)	(16,000)		(26,000)	(78,300)
Proceeds from long-term debt	—	—		—	69,000
Proceeds from sale of common stock	—	11,043		11,943	11,043
Purchase of treasury stock related to option exercises	—	(11,043)		(11,943)	(11,043)
Payments under stock repurchase plan	(12,008)	—		(19,462)	—
Payment of acquisition related contingencies	(8,050)	—		(8,280)	—
Proceeds from stock option exercises	113	3,616		4,556	4,307
Excess tax benefit over book expense from stock options exercised	318	4,698		7,762	4,832
Financing costs paid	—	(158)		—	(1,608)
Other	—	—		(171)	—
Net cash flows from financing activities	(20,627)	(7,844)		(41,595)	(1,769)
Effect of exchange rate changes	(171)	(296)		(78)	(766)
Net change in cash and cash equivalents for the period	(14,269)	4,389		12,207	(1,895)
Cash and cash equivalents, beginning of period	69,506	38,641		43,030	44,925
Cash and cash equivalents, end of period	$55,237	$43,030		$55,237	$43,030

DICE HOLDINGS, INC.
CONSOLIDATED BALANCE SHEETS
(Unaudited)
(in thousands)

ASSETS	December 31, 2011	December 31, 2010
Current assets
Cash and cash equivalents	$55,237	$43,030
Investments	4,983	2,166
Accounts receivable, net	20,684	16,921
Deferred income taxes - current	509	1,691
Income taxes receivable	—	3,019
Prepaid and other current assets	2,190	1,659
Total current assets	83,603	68,486
Fixed assets, net	8,726	5,674
Acquired intangible assets, net	56,471	66,500
Goodwill	176,365	176,406
Deferred financing costs, net	957	1,418
Other assets	256	238
Total assets	$326,378	$318,722
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable and accrued expenses	14,599	13,801
Deferred revenue	60,887	49,224
Current portion of acquisition related contingencies	1,557	10,144
Current portion of long-term debt	4,000	4,000
Income taxes payable	2,929	735
Total current liabilities	83,972	77,904
Long-term debt	11,000	37,000
Deferred income taxes - non-current	17,167	18,807
Accrual for unrecognized tax benefits	3,869	4,394
Acquisition related contingencies	—	1,226
Other long-term liabilities	1,154	1,164
Total liabilities	117,162	140,495
Total stockholders' equity	209,216	178,227
Total liabilities and stockholders' equity	$326,378	$318,722

Supplemental Information and Non-GAAP Reconciliations
On the pages that follow, the Company has provided certain supplemental information that we believe will assist the reader in assessing our business operations and performance, including certain non-GAAP financial information and required reconciliations to the most comparable GAAP measure. A statement of operations and statement of cash flows for the quarter and year ended December 31, 2011 and a balance sheet for the period then ended are provided elsewhere in this press release. Supplemental schedules provided include:

Quarterly Adjusted EBITDA Reconciliation
A reconciliation of Adjusted EBITDA for the quarters and years ended December 31, 2011 and 2010 is provided. This information provides the reader with the information we believe is necessary to analyze the Company.

Non-GAAP and Quarterly Supplemental Data
On this schedule, the Company provides certain non-GAAP information as of and for the quarters and years ended December 31, 2011 and 2010 that we believe is useful to understanding the business operations of the Company.

DICE HOLDINGS, INC.
QUARTERLY ADJUSTED EBITDA RECONCILIATIONS
(Unaudited)
(in thousands)

	For the three months ended December 31,		For the year ended December 31,
	2011	2010	2011	2010

Reconciliation of Net Income to Adjusted EBITDA:
Net income	$10,460	$5,744	$34,100	$18,899
Interest expense	327	569	1,446	3,376
Deferred financing cost write-off	—	—	—	1,388
Interest income	(20)	(24)	(112)	(112)
Income tax expense	5,815	4,558	19,389	8,819
Depreciation	1,325	1,040	4,739	4,122
Amortization of intangible assets	2,658	2,913	10,062	11,431
Change in acquisition related contingencies	(29)	528	3,127	47
Gain on interest rate hedges	—	—	—	(216)
Non-cash stock compensation expense	1,290	896	4,676	3,589
Other income	168	4	124	4
Expenses incurred with equity offering	—	750	—	750
Adjusted EBITDA	$21,994	$16,978	$77,551	$52,097

Reconciliation of Operating Cash Flows to Adjusted EBITDA:
Net cash provided by operating activities	$8,986	$12,416	$64,494	$47,068
Interest expense	327	569	1,446	3,376
Amortization of deferred financing costs	(115)	(114)	(461)	(676)
Interest income	(20)	(24)	(112)	(112)
Income tax expense	5,815	4,558	19,389	8,819
Deferred income taxes	(1,371)	(295)	474	2,026
Change in accrual for unrecognized tax benefits	(25)	(118)	525	1,384
Change in accounts receivable	3,947	3,800	3,730	3,904
Change in deferred revenue	(1,484)	(4,642)	(11,672)	(12,582)
Payment of Rigzone acquisition contingency	4,660	—	4,660	—
Changes in working capital and other	1,274	828	(4,922)	(1,110)
Adjusted EBITDA	$21,994	$16,978	$77,551	$52,097

DICE HOLDINGS, INC.
NON-GAAP AND QUARTERLY SUPPLEMENTAL DATA
(Unaudited)
(dollars in thousands except per customer data)

	For the three months ended December 31,		For the year ended December 31,
	2011	2010	2011	2010
Revenues by Segment
Tech & Clearance	$31,086	$24,772	$115,011	$88,206
Finance	11,130	9,671	44,970	33,730
Energy	4,245	2,725	15,622	4,440
Other	895	721	3,527	2,621
	$47,356	$37,889	$179,130	$128,997
Percentage of Revenues by Segment
Tech & Clearance	65.6%	65.4%	64.2%	68.4%
Finance	23.5%	25.5%	25.1%	26.1%
Energy	9.0%	7.2%	8.7%	3.5%
Other	1.9%	1.9%	2.0%	2.0%
	100.0%	100.0%	100.0%	100.0%

Adjusted EBITDA (3)	$21,994	$16,978	$77,551	$52,097
Adjusted EBITDA Margin	46.4%	44.8%	43.3%	40.4%

Calculation of Free Cash Flow
Net cash provided by operating activities	$8,986	$12,416	$64,494	$47,068
Add: Portion of payment of Rigzone acquisition contingency included in operating activities	4,660	—	4,660	—
Purchases of fixed assets	(2,457)	(1,212)	(7,776)	(4,626)
Free Cash Flow	$11,189	$11,204	$61,378	$42,442

Deferred Revenue (end of period)	$60,887	$49,224	n.a.	n.a.

Dice.com Recruitment Package Customers
Beginning of period	8,250	7,050	7,000	5,900
End of period	8,100	7,000	8,100	7,000
Average for the period (1)	8,300	7,150	7,900	6,700

Dice.com Average Monthly Revenue per Recruitment Package Customer (2)	$951	$867	n.a	n.a

Segment Definitions:
Tech & Clearance: Dice.com and ClearanceJobs
Finance: eFinancialCareers worldwide
Energy: Rigzone (from acquisition, August 2010) and WorldwideWorker (from acquisition, May 2010)
Other: AllHealthcareJobs, Targeted Job Fairs, and JobsintheMoney (through June 2010)

(1) Reflects the daily average of recruitment package customers during the period.
(2) Reflects simple average of three months in each period.
(3) Excludes costs from the secondary offering of common stock of approximately $750,000 for the quarter and year ended December 31, 2010.